Exhibit 1.1
English Translation of Memorandum of BluePhoenix Solutions Ltd.

Memorandum of Association

1.	Company name: BluePhoenix Solutions Ltd.
2.	The goals for which this company was founded (state the main goals)
A.
To practice programming, marketing, production, sales, import, export of products of all types and sorts, including computers for individuals and non-individuals, organizations, companies and legal bodies of all kind.

B.
To practice consultancy, training, mediation of any kind for individuals and non-individuals, companies, organizations and legal entities of all sorts, to give, to receive, to mediate, to plan, to organize and to implement consultancy activities of all kinds, including planning and programming of computers.

C.
To provide negotiation and advisory services of all sorts, to arrange, to manage, to provide, to plan, to develop and to organize activities of the aforementioned kinds, directly or through others, including computer planning and programming.

D.
To plan, to develop, to establish, to create, to acquire and to sell, to import products and services of all kind and to give consultancy and managerial services for pertaining any of the aforementioned activities.

3.	The members’ guarantee is limited.
4.	The company’s share capital is as set forth in the Company’s Articles of Association, as amended from time to time.
5.
Resolution of the General Meeting with respect to changes in the Company’s Memorandum with respect to the Company's name and its purposes only shall be carried by a majority of those present and voting at a General Meeting (a simple majority).

We, the undersigned, wish to form a company in accordance to this memorandum of association, and agree to take the number of shares in the company’s capital as written next to each of the names below.

Names of the Undersigned	Number of shares issued	Signatures
1. Aaron Crystal ID# 852668 Computer Programmer From: 40 Hashalom Street Mevaseret Zion	99
2. Anat Crystal ID# 00588180 Teacher From: 40 Hashalom Street Mevaseret Zion	1
Total of shares issued:100
This day, the 30th of December 1986		Witness to the above signatures: _____ Moshe Knovler, Advocate